Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

National-Oilwell, L.P.	Delaware
NOW Downhole Tools Inc.	Delaware
National Oilwell DHT, L.P.	Delaware
NOW International, Inc.	Delaware
National Oilwell (U.K.) Limited	UK
Hitec Drilling & Marine Systems, Ltd.	UK
National Oilwell de Venezuela C.A.	Venezuela
National-Oilwell Pte. Ltd.	Singapore
National-Oilwell Pty. Ltd.	Australia
Russell Sub-Surface Systems, Ltd.	UK
National Oilwell — Netherlands B.V.	Holland
P.T. National Oilwell Indonesia	Indonesia
National Oilwell De Mexico, S.A. De C.V.	Mexico
National Oilwell Services De Mexico, S.A. De C.V.	Mexico
NOW (China) Inc.	Mauritius
National Oilwell Electrical Control (Shanghai) Co. Ltd.	China
NOW Nova Scotia Holdings, Inc.	Canada
NOW Canada, L.P.	Canada
Dreco Energy Services, Ltd.	Canada
Dreco DHT, Inc.	Delaware
Vector Oil Tool Ltd.	Canada
Dreco International Holdings, Ltd.	Canada
National-Oilwell Canada Ltd.	Canada
TS&M Technical Sales & Maintenance Ltd.	Canada
National Oilwell Ontario, LLC	Delaware
National Oilwell Norway AS	Norway
Hitec AS	Norway
Hydralift AS	Norway
National Oilwell DO Brazil LTDA.	Brazil
NOW (Barbados) SRL	Barbados
Hydralift-AmClyde, Inc.	Delaware
Hydralift France SAS	France
Hydralift BLM SA	France
Hydralift Holding (UK) Ltd.	UK
AmClyde (UK) Ltd.	UK
Hydralift (UK) Ltd.	UK
Mono Group	UK
Mono Pumps Limited	UK
Mono Pumps (Australia) Pty. Limited	Australia
Mono Pumps (New Zealand) Limited	New Zealand
Bowen Downhole Inc.	Delaware